Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MARVEL ENTERTAINMENT, INC.

(a Delaware corporation)

WITH AND INTO

MARVEL ENTERPRISES, INC.

(a Delaware corporation)

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

Marvel Enterprises, Inc., a Delaware corporation (the “Corporation”) does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of each class of the outstanding stock of Marvel Entertainment, Inc., a Delaware corporation.

THIRD: That the Corporation, by action at a meeting of the Board of Directors duly called and held on August 30, 2005, determined to merge into itself, Marvel Entertainment, Inc. on the conditions set forth in the following resolutions:

NOW THEREFORE BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation and hereby approves the merger into itself of its wholly-owned subsidiary, Marvel Entertainment, Inc. and assumes all of such subsidiary’s liabilities and obligations, effective upon the filing of a certificate of ownership and merger embodying these resolutions with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that any time prior to the filing of a certificate of ownership and merger with the Secretary of State, the merger may be terminated by the Board of Directors of either constituent corporation; and be it further

RESOLVED, that pursuant to Section 253(b) of the Delaware General Corporation Law, the Board of Directors deems it advisable and in the best interest of the Corporation, and hereby approves, a change in the Corporation’s corporate name to “Marvel Entertainment, Inc.”, such change to become effective upon the effectiveness of the merger; and be it further

RESOLVED, the Corporation’s charter and bylaws prior to the merger shall be the charter and bylaws of the surviving corporation; and be it further

RESOLVED, that the CEO, General Counsel or any Vice President be and is hereby authorized to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge said Marvel Entertainment, Inc. into this Corporation, to effect the name change above and to assume Marvel Entertainment Inc.’s liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger; and be it further

RESOLVED, that all actions heretofore taken by any officer of the Corporation in connection with or contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as actions on behalf of the Corporation.

FOURTH: Pursuant to Section 253(b) of the General Corporation Law of the State of Delaware, upon the effectiveness of the merger, the Corporation, as the surviving corporation in the merger, will change its corporate name to

“Marvel Entertainment, Inc.”.

FIFTH: By virtue of the merger and without any action on the part of the holder thereof, each outstanding share of common stock of the subsidiary shall be cancelled and no consideration shall be issued in respect thereof

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer this 16th day of September, 2005 and effective as of September 16, 2005.

MARVEL ENTERPRISES, INC.

By:	/s/ John Turitzin
Name: John Turitzin

Title: Executive Vice President & General Counsel